INTERDIGITAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2016

Revenues top $100 million for fifth consecutive quarter

WILMINGTON, DEL. - April 28, 2016 - InterDigital, Inc. (NASDAQ:IDCC), a mobile technology research and development company, today announced results for the first quarter ended March 31, 2016.
First Quarter 2016 Financial Highlights

•
First quarter 2016 recurring revenue was $103.6 million, consisting of current patent royalties and current technology solutions revenue, compared to $110.4 million in first quarter 2015. This decrease in recurring revenue was primarily attributable to a slightly lower base of fixed-fee revenue.

•
Total revenue was $107.8 million, compared to $110.4 million in first quarter 2015. First quarter 2016 included $4.2 million of past patent royalties, primarily related to the resolution of a dispute with an existing licensee. This was the fifth consecutive quarter in which total revenues exceeded $100 million.

•
First quarter 2016 operating expenses were $59.4 million, compared to $59.1 million in first quarter 2015, and included $4.9 million in non-recurring charges. Intellectual property enforcement expenses were $4.1 million, a 64% decrease compared to $11.5 million in first quarter 2015.

•	Net income[1] was $28.1 million, or $0.79 per diluted share, compared to $29.1 million, or $0.78 per diluted share, in first quarter 2015.
“We’re very pleased with the quarter, which marks the fifth consecutive quarter of total revenues topping the $100 million mark. While we’ve always underlined the slight element of seasonality in our business driven by product launches, our first quarter revenues also speak to the strength of our core business,” said William J. Merritt, President and CEO, InterDigital. “We’re also pleased to note that our licensing efforts with Huawei have moved forward significantly, which should further extend our licensing reach and drive additional revenue. Finally, during the first half of the year we continued to successfully drive our research and development forward, with our wireless research teams actively participating in the 5G standardization process and our IoT engineers advancing the development of our IoT technology, which was recently recognized with an innovation award from market research firm Frost and Sullivan.”

Additional Financial Highlights for First Quarter 2016

•
The slight increase in operating expenses of $0.3 million was primarily attributable to non-recurring charges related to performance-based incentive compensation ($3.0 million) and severance ($1.9 million), partially offset by the $7.4 million decrease in intellectual property enforcement costs. The performance-based incentive compensation charge resulted from increased accrual rates for our long-term performance-based compensation plans, following recent developments that are expected to result in the collection of amounts currently due to InterDigital.

•
In first quarter 2016, the company had free cash flow[2] of $6.6 million, compared to $7.5 million of negative free cash flow in first quarter 2015. Ending cash and short-term investments totaled $658.7 million, after the disbursement of $230 million to repay the company's 2.50% senior convertible notes on March 15, 2016.

•
During first quarter 2016, the company repurchased 0.9 million shares of common stock for $40.4 million. From April 1, 2016 through April 27, 2016, the company repurchased an additional 0.1 million shares at a cost of $5.3 million, bringing the total number of shares repurchased under the company's current $400 million stock repurchase program to 6.4 million shares at a cost of $294.8 million.

•
The company's first quarter 2016 effective tax rate was approximately 34.1% as compared to 38.4% during first quarter 2015, based on the statutory federal tax rate net of discrete federal and state taxes.

Conference Call Information
InterDigital will host a conference call on Thursday, April 28, 2016 at 10:00 a.m. Eastern Time to discuss its first quarter 2016 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events tab of the Investors section on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (800) 768-6570 within the United States or (785) 830-1942 from outside the United States. Please call by 9:50 a.m. ET on April 28 and give the operator Conference ID number 2436414.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET April 28 through 1:00 p.m. ET May 3. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 2436414.
About InterDigital®
InterDigital develops mobile technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, (i) our belief that the progress of our licensing efforts with Huawei should further extend our licensing reach and drive additional revenue and (ii) our expectation that the developments involving an arbitration award and related agreement should result in the collection of all amounts currently due to us under such award and agreement in second quarter 2016. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2016	2015
REVENUES:
Per-unit royalty revenue	$73,689	$75,583
Fixed fee amortized royalty revenue	29,098	33,373
Current patent royalties	102,787	108,956
Past patent royalties	4,167	17
Total patent licensing royalties	106,954	108,973
Current technology solutions revenue	810	1,405
	$107,764	$110,378

OPERATING EXPENSES:
Patent administration and licensing	27,167	31,625
Development	20,269	17,991
Selling, general and administrative	11,972	9,518
	59,408	59,134

Income from operations	48,356	51,244

OTHER EXPENSE (NET)	(7,137)	(5,236)
Income before income taxes	41,219	46,008
INCOME TAX (PROVISION)	(14,068)	(17,676)
NET INCOME	$27,151	$28,332
Net loss attributable to noncontrolling interest	(920)	(733)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$28,071	$29,065
NET INCOME PER COMMON SHARE — BASIC	$0.80	$0.79
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	35,045	36,954
NET INCOME PER COMMON SHARE — DILUTED	$0.79	$0.78
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	35,377	37,329
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$0.20

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2016	2015
Income before income taxes	$41,219	$46,008
Taxes paid	(14,423)	(12,714)
Non-cash expenses	25,385	18,259
Increase in deferred revenue	80,440	72,503
Deferred revenue recognized	(34,594)	(44,157)
Increase (decrease) in operating working capital, deferred charges and other	(81,794)	(78,128)
Capital spending and capitalized patent costs	(9,656)	(9,265)
FREE CASH FLOW	6,577	(7,494)

Tax benefit from share-based compensation	—	1,539
Payments on long-term debt	(230,000)	—
Acquisition of patents	(4,500)	(20,000)
Proceeds from noncontrolling interests	—	1,275
Dividends paid	(7,068)	(7,433)
Share repurchases	(40,399)	(50,731)
Proceeds from issuance of senior convertible notes	—	316,000
Purchase of convertible bond hedge	—	(59,376)
Proceeds from issuance of warrants	—	42,881
Payment of debt issuance costs	—	(9,403)
Unrealized gain (loss) on short-term investments	376	(5)
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(275,014)	$207,253

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	MARCH 31, 2016	DECEMBER 31, 2015
ASSETS
Cash & short-term investments	$658,694	$933,708
Accounts receivable	114,608	53,868
Other current assets	24,794	23,391
Property & equipment and patents (net)	291,390	289,727
Other long-term assets (net)	185,175	173,791
TOTAL ASSETS	$1,274,661	$1,474,485

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$227,174
Accounts payable, accrued liabilities, taxes payable & dividends payable	61,274	66,570
Current deferred revenue	109,951	106,229
Long-term deferred revenue	331,162	289,039
Long-term debt & other long-term liabilities	267,106	263,578
TOTAL LIABILITIES	769,493	952,590
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	494,712	510,519
Noncontrolling interest	10,456	11,376
TOTAL EQUITY	505,168	521,895
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,274,661	$1,474,485

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended March 31,
	2016	2015
Net cash provided by operating activities	$16,233	$1,771
Purchases of property, equipment, & technology licenses	(1,594)	(838)
Capitalized patent costs	(8,062)	(8,427)
Free cash flow	$6,577	$(7,494)

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814